Exhibit 3.1

RAPHAEL PHARMACEUTICAL INC.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

As amended as of June 26, 2024

FIRST

The name of the corporation is RAPHAEL PHARMACEUTICAL INC. (the “Corporation”).

SECOND

The principal office of the Corporation is located at 4 Lui Paster Tel Aviv-Jaffa, Israel 6803605. The name and address of its resident agent is C T Corporation System at 701 South Carson Street, Suite 200, Carson City, Nevada, 89701.

THIRD

The purpose or purposes for which the Corporation is organized is to engage in and carry on any lawful business activity or trade, and any activities necessary, convenient, or desirable to accomplish such purposes, not forbidden by law or by these Amended and Restated Articles of Incorporation.

FOURTH

The aggregate number of shares which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of Class A Common Stock, par value $0.01 per share (the “Common Stock”), issuable in one or more series or classes. All shares of any one series or class shall be alike in every particular except as otherwise provided by these Amended and Restated Articles of Incorporation or the Nevada Revised Statues.

FIFTH

The governing board of this corporation shall be known as directors (the “Directors”), and the number of Directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of the Corporation as in effect from time to time (the “Bylaws”).

There are four members of the board of directors of the Corporation (the “Board of Directors”) at the date of filing these Amended and Restated Articles of Incorporation and their names and postal addresses are:

NAME	POST OFFICE ADDRESS

Shlomo Pilo	4 Lui Paster Tel Aviv-Jaffa, Israel 6803605
Guy Ofir	4 Lui Paster Tel Aviv-Jaffa, Israel 6803605
Dr. Igal Louria Hayon	4 Lui Paster Tel Aviv-Jaffa, Israel 6803605
Dr. Yehuda Eliya	4 Lui Paster Tel Aviv-Jaffa, Israel 6803605

The number of members of the Board of Directors shall not be less than one (1) nor more than nine (9).

SIXTH

The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the Corporation.

SEVENTH

The Corporation is to have perpetual existence.

EIGHTH

In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

i. To make, adopt, alter, amend or repeal Bylaws of the Corporation;

ii. To fix the amount of net income of the Corporation to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation;

iii. To authorize the guaranty by the Corporation of the securities, evidences of indebtedness and obligations of other persons, corporations or business entities;

iv. To set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve; and

v. To designate one (1) or more committees, each committee to consist of one (1) or more Directors, which, to the extent provided in the resolution or in the Bylaws, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws or as may be determined from time to time by resolution adopted by the Board of Directors.

When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders’ meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of Directors deem expedient and for the best interests of the Corporation.

All the corporate powers of the Corporation shall be exercised by the Board of Directors except as otherwise indicated herein or in the Bylaws or under the general laws of the State of Nevada or any other applicable laws.

NINTH

Meetings of stockholders may be held outside the State of Nevada, if the Bylaws so provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

TENTH

The Corporation reserves the right to amend alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Nevada, or by these Amended and Restated Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ELEVENTH

The Corporation shall indemnify its Directors, officers, employees and agents to the full extent permitted by the laws of the State of Nevada as in effect from time to time.

A Director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a Director or officer. This Article Eleventh shall not eliminate or limit the liability of a Director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of dividends in violation of Nevada Revised Statutes 78.300. Any repeal or modification of this Article Eleventh by stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Director or officer of the Corporation for acts or omissions prior to such repeal or modification.

TWELFTH

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a Director of the Corporation, or who is serving at the request of the Corporation as a Director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada as in effect from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of Directors and officers incurred in defending a civil suit or proceeding must be paid by the Corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the Director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right of such Directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any Bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article Twelfth.

Without limiting the application of the foregoing, the Board of Directors may adopt Bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase or maintain insurance on behalf of any person who is or was a Director or officer.

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